Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into January 31, 2024, effective August 14, 2023 (the “Agreement”).

BETWEEN:

BREATHE BIOMEDICAL INC. (US), Delaware corporation with a principal place of business at 245 Main St, Cambridge MA02142

(the “Corporation”)

- and -

BREATHE BIOMEDICAL INC. (Canada), a Canadian corporation with a principal place of business at 191 Halifax Street, Moncton New Brunswick Canada E1C 9R7

(“Breathe”);

- and -

William C. Dawes, Jr., an individual currently residing at [Redacted], Massachusetts

(the “Executive”);

(together the “Parties” or individually a “Party”);

WHEREAS the Corporation, Breathe and the Executive recognize and agree that it is in the best interest of the Parties to formalize and fully set forth the Executive’s terms of employment which once executed, fully replaces and supersedes all prior agreements you had with Breathe Group, including the prior employment agreement between the Corporation and the Executive dated May 3, 2021 (the “Prior Employment Agreement”);

AND WHEREAS Breathe is the parent company of the Corporation;

AND WHEREAS the Corporation and Breathe (collectively, the “Breathe Group”) shall jointly employ the Executive pursuant to the terms of this Agreement and the Executive shall provide services to the Breathe Group on the terms, and subject to the conditions, as set out in this Agreement;

AND WHEREAS notwithstanding that this Agreement replaces and supersedes the terms set forth in the Prior Employment Agreement, the Breathe Group shall recognize the Executive’s original service date of May 3, 2021 for all service-related calculations following his execution of this Agreement and the Breathe Group continues to owe Executive his 2022 bonus of US $50,000 to be paid no later than December 31, 2023;

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

NOW THEREFORE in consideration of the covenants in this Agreement, including the Corporation granting the Executive a one-time signing bonus of $100.00 (subject to regular withholdings and deductions), the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT

1.1.	Position

The Corporation shall employ the Executive as Chief Executive Officer, President, and Treasurer and Secretary of the Corporation.

Breathe shall employ the Executive as Chief Executive Officer.

This Agreement may be terminated at any time in accordance with its terms set forth in Article 5.

1.2.	Duties

The Executive shall report to the Board of Directors of Breathe (the “Board”), and shall have the duties, responsibilities and authority commensurate with the position of CEO, President and Treasurer and Secretary. The Executive acknowledges that the nature of the Breathe Group’s business requires flexibility. The Executive shall perform such additional duties and responsibilities, consistent with his positions or appointments as contemplated herein, or as reasonably requested by the Board or the Corporation, from time to time, without additional compensation. Throughout his employment, the Executive will also have a seat on the Corporation’s Board of Directors. No additional compensation beyond that outlined in this Agreement will be payable for serving on the Corporation’s Board of Directors.

1.3.	Effective Date and Term

The term of this Agreement shall take effect retroactive on August 14, 2023 (the “Effective Date”) and shall continue until and unless terminated hereunder.

1.4.	Location

(a)	The Executive currently performs his duties remotely in the Commonwealth of Massachusetts. The Breathe Group agrees that any such change to the remote working arrangement will only be with the mutual consent of the Parties. The Executive agrees that while he works remotely, his role does require frequent travel. In particular, and until further advised otherwise by the Breathe Group, the Executive agrees to attend Breathe’s head office generally one week per month, pending other business needs at the reasonable discretion of the Executive. The head office location is subject to change based on business needs as determined at the sole discretion of Breathe, acting reasonably.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

(b)	The Parties agree that: (i) any agreements, contracts or other binding commitments concluded by the Executive on behalf of Breathe shall be concluded in Canada; and (i) any agreements, contracts or other binding commitments concluded by the Executive on behalf of the Corporation shall be concluded in the United States of America. Each Party shall keep or cause to be maintained, and provide to the other Party as necessary at law or for tax reasons, accurate records of workdays spent by the Executive in Canada, the United States of America and in any other jurisdiction.

ARTICLE 2

REMUNERATION

2.1.	Base Salary

(a)	As of the Effective Date, the Corporation shall pay the Executive an annual base salary of US $250,000 (the “Annual Base Salary”), pro-rated for any partial year of employment. The Executive’s Annual Base Salary shall be paid in arrears in accordance with the Corporation’s payroll practices, but no less frequent than semi-monthly.

(b)	Effective upon the completion of the C$4 million round of financing (the “Financing”), the Executive’s Annual Base Salary shall increase to US $400,000, pro-rated for any partial year of employment. Upon the completion of the Financing, the Executive shall be entitled to retroactive pay from August 14, 2023 for the difference between the Annual Base Salary outlined in Section 2.1(a).

(c)	The Executive acknowledges that an increase (not decrease) in Annual Base Salary is in the sole discretion of the Board which will be considered annually, and an increase in Annual Base Salary in one year is no guarantee of any increase, or the quantum of any increase, in Annual Base Salary in any subsequent year.

2.2.	Discretionary Bonus

(a)	The Executive is eligible to earn an all-cash bonus of up to 25% of the Executive’s then Annual Base Salary per calendar year beginning on the Effective Date (the “Cash Bonus”). The Cash Bonus will be comprised of (i) an individual component, based on the personal objectives achieved by the Executive; and (ii) a corporate component, based on the corporate objectives achieved by the Breathe Group. Within thirty (30) days after the executing this Agreement, the Breathe Group and the Executive will meet to mutually agree upon the personal and corporate objectives that the Breathe Group and the Executive shall need to meet for the Executive to be eligible to earn the Cash Bonus, or percentage thereof for the next calendar year. Thereafter, the Board may in its sole discretion, revisit and determine the personal and corporate objectives semi-annually per calendar year. Payment of the Cash Bonus, if any, shall be made on an annual basis by the Board and Compensation Committee by March of each calendar year for the previous calendar year, or such sooner time as annual bonuses are paid to other similarly situated executives. For purposes of clarity, for calendar year 2023, the Annual Base Salary used for this calculation will be the one Executive has in effect as of December 2023 (which pursuant to this Agreement is $400,000).

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

(b)	The Executive acknowledges that (i) the terms and criterion of the Cash Bonus may change each calendar year at the discretion of the Breathe Group but in no case will the percent target decrease below 25% of the Executive’s Annual Base Salary in effect for the prior calendar year, (ii) the amount of the Cash Bonus, if any, that the Executive may be awarded may change from calendar year to calendar year, and (iii) the Executive must be actively employed by the Breathe Group on the date a Cash Bonus is paid out in order to receive such Cash Bonus, unless otherwise stated in this Agreement.

2.3.	Potential Future Equity Grants

(a)	The Executive shall be eligible to participate in the Breathe’s Equity Incentive Plan approved October 24, 2023, or such plan that may be established in the future (the “Equity Incentive Plan”). The amount of any future equity award and its vesting schedule will be at the discretion of the Board. Any options, restricted stock units (“RSUs”) or other equity incentives issued to the Executive shall be subject to the terms of the applicable plan and grant agreement, which include vesting terms and forfeiture provisions, but such grant agreement shall not include additional restrictive covenant provisions other than as set forth in the applicable equity plan agreement. The Executive agrees that he has been provided with and has carefully read and understands the terms of the Equity Incentive Plan, and in particular the forfeiture provisions in same.

(b)	The Executive shall be eligible to earn a stock option or RSU bonus grant of up to 100% of the Executive’s Annual Base Salary commencing in January 2024 and on a yearly basis thereafter (the “Equity Incentive Bonus”). The Equity Incentive Bonus will comprise of (i) an individual component, based on the personal objectives achieved by the Executive and (ii) a corporate component, based on the corporate objectives achieved by the Breathe Group. The Equity Incentive Bonus personal and corporate objectives shall be consistent with the Cash Bonus personal and corporate objectives as set out above. Any grant to the Executive of an Equity Incentive Bonus is subject to the terms of the applicable plan and grant agreements, which include vesting terms and forfeiture, but other than as set forth in the applicable equity plan agreement, no related grant agreements shall include additional restrictive covenant provisions. Any grant to the Executive of an Equity Incentive Bonus is further subject to the Compensation Committee’s sole discretion and approval by Board resolution. For purposes of clarity, for any grant in January 2024 will be based on the Annual Base Salary that the Executive has in effect as of December 2023 (which pursuant to this Agreement is $400,000).

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

2.4.	Initial Restricted Share Unit Grant

Subject to the Board’s approval which will occur no later than the end of December 2023, the Executive shall receive a grant of 350,000 fully vested RSUs (the “Initial Grant”) pursuant to the Equity Incentive Plan and applicable grant agreement and such grant agreement shall not contain any restrictive covenant obligations.

2.5.	Financing Event Bonus

On the completion of a financing event by Breathe that raises at least $15M CAD, the Executive shall be entitled to a one-time bonus of 250,000 fully vested RSUs subject to the Board’s approval, the terms set out herein, including the Equity Incentive Plan and applicable grant agreement and such grant agreement shall not contain any restrictive covenant obligations.

2.6.	Vacation

The Executive shall be entitled to twenty-five (25) days’ vacation with pay per calendar year, and pro-rated for any partial year of employment. The Corporation, in its sole discretion, may allow Executive to take vacation before it is earned. Vacation must be taken in the calendar year that it is earned or it is forfeited. That said, the Executive may seek written approval to carry over five (5) days of unused vacation time to be taken before the end of the next calendar year.

If the Corporation allows the Executive to take vacation time before it has been earned, if the Executive’s employment ceases for any reason, and the Executive has a vacation deficit, such deficit will be considered an advance and/or overpayment and, subject to applicable law, may be deducted by the Corporation from the Executive’s final pay. If the amount owing is greater than the Executive’s final pay, or not deductible in full or in part under the applicable law, the Executive agrees to pay to the Corporation any outstanding amounts within thirty (30) days after the Executive’s last day of employment.

2.7.	Benefits

The Corporation agrees to continue to reimburse the Executive $2000 a month for health, dental and vision care costs. The Corporation further agree to make best efforts to establish and enroll Executive into any 401K, SEP/IRA or equivalent plan, on terms comparable to other similarly situated senior employees of the Corporation, as well as short-term and long-term disability benefits. If the Corporation adopts any new benefit plans of general application, or if any such plans are modified, or eliminated, the Executive shall participate on a basis equivalent to other senior employees of the Corporation if applicable. If any new benefit plans adopted by the Corporation include health, dental and vision care costs then the Corporation will cease to reimburse the Executive for such costs and he will be enrolled in such plans. All plans are governed by their respective terms, as may be amended from time to time.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

2.8.	Directors and Officers Liability Insurance

The Breathe Group confirms that it shall maintain at all times for directors’ and officers’ liability insurance coverage for the Executive, which shall at all times be subject to applicable plan terms, laws and the terms of this Agreement.

2.9.	Expenses

During the term of this Agreement, the Executive shall be reimbursed for all reasonable travel and business expenses properly incurred in the performance of the Executive’s duties, upon being provided with proper written vouchers or receipts. If a business expense reimbursement in one calendar year is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended, then: (i) any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year; (ii) a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment; and (iii) reimbursement shall be made no later than the end of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. The Corporation agrees to pay the Executive’s reasonable attorneys’ fees and costs in negotiating this Agreement and related documents to his counsel directly after receipt of such invoice and no later than thirty (30) days after receipt of such invoice.

ARTICLE 3

COVENANTS OF THE EXECUTIVE

3.1.	Full Time and Attention

During the Executive’s employment, the Executive shall devote substantially all of his time and attention exclusively to the business and affairs of the Breathe Group and shall well and faithfully, diligently and honestly serve the Breathe Group and shall use the Executive’s best efforts to promote the interests of the Breathe Group. The Executive shall not, without prior written approval of the Board (which approval may be unreasonably withheld), accept any other employment or contract for work, or serve as a director, consultant or partner of any business or other enterprise, other than the Breathe Group, except as contemplated herein. The Executive may serve on a not-for-profit board of directors, and in the capacity as “passive” investor, so long as such activities do not create a conflict of interest or a perceived conflict of interest, or otherwise interfere or affect the Executive’s obligations set forth under this Agreement, at law or otherwise. For certainty, the Executive must obtain written approval of the Board (which approval may be unreasonably withheld) prior to serving on any for-profit boards.

3.2.	Duties and Responsibilities

The Executive shall duly and diligently perform all the duties assigned to the Executive while in the employ of the Breathe.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

3.3.	Rules and Regulations

The Executive shall be bound by and shall faithfully abide by all applicable laws and all the rules and regulations of the Breathe Group from time to time in force which are brought to the Executive’s attention or of which the Executive should reasonably be aware.

3.4.	Conflict of Interest

The Executive shall refrain from any situation in which the Executive’s personal interests conflict, or may appear to conflict, with the Executive’s duties to the Breathe Group, at law or otherwise under this Agreement.

ARTICLE 4

RESTRICTIVE COVENANTS

4.1.	Confidential Information

(a)	In this Agreement, “Confidential Information” means any confidential information concerning the business and affairs of the Breathe Group, its affiliates and subsidiaries and their respective directors, officers, employees, agents, customers and suppliers, which includes, but is not limited to: (i) the identity of the Breathe Group’s customers or potential customers, their contact information, and the terms or proposed terms upon which the Breathe Group offers or may offer its products and services to such customers, (ii) the identity of the Breathe Group’s vendors or potential vendors, and the terms or proposed terms upon which the Breathe Group may purchase products and services from such vendors, (iii) the terms and conditions upon which the Breathe Group employs its employees and independent contractors, (iv) marketing and/or business plans and strategies, (v) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Breathe Group, (vi) proprietary technology used or being developed by the Breathe Group, and (vii) any information which has been disclosed to the Breathe Group by a third party and which the Breathe Group is obligated to treat as confidential. Confidential Information shall not include: (i) data or information which has been voluntarily disclosed to the public by the Breathe Group (except where such public disclosure was made by the Executive without authorization), independently developed and disclosed by others, or otherwise entered the public domain through lawful means.

(b)	In this Agreement, “Trade Secrets” shall mean information or data regarding the Breathe Group, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers that: (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Parties agree that “Trade Secrets” includes any information which is defined as a “trade secret” under applicable law.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

(c)	The Executive acknowledges that, by reason of the Executive’s employment with the Breathe Group, the Executive will and has had access to Confidential Information. The Executive agrees that, during and after the Executive’s employment with the Breathe Group, the Executive shall not, either directly or indirectly, use, sell, lend, lease, disclose, disseminate, reproduce, or otherwise communicate any Trade Secrets or Confidential Information other than in the performance of the Executive’s duties for the Breathe Group. The Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information and shall immediately notify the Breathe Group of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which the Executive becomes aware.

(d)	Nothing in this Agreement is intended to or will be used in any way to prevent the Executive from providing truthful testimony under oath in a judicial proceeding or to limit the Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law. Notwithstanding anything herein to the contrary, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, provincial, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive files a lawsuit for retaliation for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, as long as the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4.2.	Non-Competition

(a)	For the purposes of this Agreement,

(i)	“Business” means the business of using breath analytics to detect certain diseases, including cancer, respiratory diseases, and other such diseases which may be detected through exhaled breath, in humans, by detecting biomarkers of such disease.

(ii)	“Competitor” means any corporation, person or entity that uses breath analytics to detect biomarkers of diseases.

(iii)	“Competitive Activity” means (A) being employed or engaged as a contractor, advisor, consultant or agent or representative of such, by or for a Competitor, with substantially similar responsibilities as the Executive performed, participated in or directed while employed by the with the Breathe Group in the twelve (12) months prior to the cessation of the Executive’s employment, and/or (B) being an officer, director, or owner of a Competitor.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

(iv)	“Restricted Territory” means the United States and Canada.

(b)	The Executive shall not, without the Breathe Group’s prior written consent, at any time during the Executive’s employment and for twelve (12) months after the effective date of cessation of the Executive’s employment (the “Non-Compete Period”), engage in any Competitive Activity in the Restricted Territory.

(c)	Nothing in this Section 4.2 shall prevent the Executive from holding less than 5% of the outstanding equity interests of any publicly listed corporation on a passive basis so long as the Executive has no active participation in the Competitor’s Business in violation of this Section.

(d)	The Parties agree that the consideration set forth in this Agreement constitutes adequate and sufficient “mutually-agreed upon consideration” in connection with the non-competition covenants set forth in this Section 4.2.

4.3.	Non-Solicitation of Employees and Contractors

The Executive shall not for a period of twelve (12) months after the effective date of cessation of the Executive’s employment with the Breathe Group, directly or indirectly, alone or in conjunction with any entity or person actively recruit, solicit, attempt to solicit, or otherwise induce any employee of the Breathe Group with whom the Executive worked directly in the twelve (12) months prior to their cessation of employment, to terminate his or her engagement with the Breathe Group for any reason whatsoever.

4.4.	Non-Solicitation of Customers and Prospective Customers and Suppliers

The Executive shall not, in any manner whatsoever, without the Breathe Group’s prior written consent, at any time during the Executive’s employment and for twelve (12) months after the effective date of cessation of the Executive’s employment, directly or indirectly solicit, direct, appropriate, call upon, or initiate communication or contact with any entity or person who:

(a)	is a customer of the Breathe Group at the effective date of cessation of the Executive’s employment and with whom the Executive had Business dealings on behalf of Breathe Group in the twelve (12) months before the effective date of cessation of the Executive’s employment the Breathe Group;

(b)	was a customer of the Breathe Group at any time within twelve (12) months before the effective date of cessation of the Executive’s employment and with whom the Executive had Business dealings on behalf of the Breathe Group in the twelve (12) months before the effective date of the cessation of the Executive’s employment the Breathe Group; or

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

(c)	has been pursued as a prospective customer by or on behalf of the Breathe Group at any time within twelve (12) months before the effective date of cessation of the Executive’s employment, and in respect of whom the Executive participated in such pursuit and the Breathe Group has not determined to cease all such pursuit, for the purpose of selling any products or services to the customer or potential customer substantially similar to the Business, or for the purposes of soliciting orders of any products or services from that customer or potential customer, where such products or services are substantially similar to the Business.

4.5.	Non-Disparagement

Subject to 4.1(d), the Executive agrees that during and after the Executive’s employment with the Breathe Group, the Executive shall not comment in any adverse fashion on the Breathe Group, its subsidiaries or affiliates or their directors, officers, agents or employees and, without limitation, shall not make any adverse comments about the manner in which the Breathe Group, its subsidiaries or affiliates or their directors, officers, agents or employees treated the Executive during the course of the Executive’s employment or following the cessation of the Executive’s employment.

4.6.	Right and Remedies Upon Breach

The Parties specifically acknowledge and agree that the remedy at law for any breach of Sections 4.1, 4.2, 4.3, 4.4, and 4.5 (the “Restrictive Covenants”) will be inadequate, and that in the event Executive breaches any of the Restrictive Covenants, the Breathe Group shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Breathe Group and that money damages would not provide an adequate remedy to the Breathe Group. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Breathe Group at law or in equity. The Breathe Group and Executive understand and agree that, if the parties become involved in legal action regarding the enforcement of the Restrictive Covenants, the prevailing party in such legal action will be entitled, in addition to any other remedy, to recover its reasonable costs and reasonable attorneys’ fees incurred in enforcing or defending action with respect to such covenants.

4.7.	Intellectual Property Assignment Agreement

The Executive shall execute the Intellectual Property Assignment Agreement attached as Schedule “A”, and which forms part of this Agreement.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

4.8.	Acknowledgements

The Executive acknowledges and agrees that:

(a)	the Breathe Group’s business is carried on throughout Canada and the United States and that the Breathe Group is interested in and solicits or canvasses opportunities throughout Canada and the United States;

(b)	the Breathe Group’s reputation in the industry and its relationships with its customers is the result of hard work, diligence and perseverance on behalf of the Breathe Group over an extended period of time;

(c)	the nature of the Breathe Group’s business is such that the on-going relationship between the Breathe Group and their customers is material and has a significant effect on the ability of the Breathe Group to continue to obtain business from its customers for both long term and new contracts; and

(d)	in light of the foregoing, the Restrictive Covenants are reasonable and valid.

ARTICLE 5

TERMINATION OF EMPLOYMENT

5.1.	Termination on the Death or Disability of the Executive

The Executive’s employment shall terminate automatically upon Executive’s death. If the Breathe Group determines that the Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), the Breathe Group may give to Executive written notice of its intention to terminate Executive’s employment on account of Executive’s Disability. In such event, the Executive’s employment with the Breathe Group shall terminate effective on the thirtieth (30th) day after receipt of such written notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have provided objective medical documentation indicating that he will be able to return to his full-time performance or duties returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive, as determined in good faith by the Board based on reasonable objective medical documentation from an agreed-upon third party medical practitioner, or in the event not practical or agreeable, an IME provider at the Board’s reasonable and good faith discretion (excluding Executive’s vote, if Executive is then a member of the Board), to substantially perform the essential functions of Executive’s regular duties and responsibilities, with or without reasonable accommodation, due to a physical or mental illness or other impairment which has lasted (or can reasonably be expected to last) for a period of at least six (6) consecutive months in any twelve (12) month period.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

5.2.	Termination by the Breathe Group

The Breathe Group may terminate Executive’s employment at any time with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(a)	Executive’s willful misconduct or gross negligence in connection with the performance of Executive’s duties which the Breathe Group believes does or is likely to result in material harm to the Breathe Group;

(b)	Executive’s misappropriation or embezzlement of funds or property of the Breathe Group;

(c)	Executive’s fraud with respect to the Breathe Group;

(d)	Executive’s conviction of or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or dishonesty;

(e)	Executive’s breach of fiduciary duties owed to the Breathe Group;

(f)	Executive’s exhibition of a standard of behavior within the scope of or related to Executive’s employment that is materially disruptive to the orderly conduct of the Breathe Group’s business operations as determined in the sole discretion of the Breathe Group (including, without limitation, substance abuse, sexual harassment or sexual misconduct);

(g)	Executive’s material breach of this Agreement that is not cured within twenty (20) days after delivery of written notice explaining such material breach in reasonable detail from the Breathe Group.

5.3.	Termination Without Cause or by the Executive for Good Reason Before a Change of Control and Following a Change of Control

(a)	If Executive’s employment is terminated by the Breathe Group without Cause or by the Executive for Good Reason, prior to a Change of Control (as defined below), the Corporation shall provide the Executive with an amount equivalent to twelve (12) months of the Executive’s then Annual Base Salary, to be paid via lump sum no later than thirty (30) days after the expiry of the Revocation Period described in Section 5.10 below unless the Revocation Period crosses two calendar years, then payment will be made the first payroll period in the following calendar year.

(b)	If on or within twelve (12) months of a Change of Control (as defined below), the Executive’s employment is terminated by the Breathe Group without Cause or by the Executive for Good Reason (as defined below), the Corporation shall provide the Executive with an amount equivalent to eighteen (18) months of the Executive’s then Annual Base Salary, to be paid as a lump-sum no later than thirty (30) days after the expiry of the Revocation Period describe in Section 5.10 below.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

(c)	For the purposes of this Agreement, the following terms are defined as:

(i)	“Change of Control” shall mean any of the following:

(A)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving Breathe or any of its affiliates, and another company or other entity, as a result of which the holders of common shares of Breathe prior to the completion of the transaction hold less than 50% of the outstanding common shares of the successor corporation after completion of the transaction;

(B)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of Breathe and/or any of its subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of Breathe and its subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of Breathe in the course of a reorganization of the assets of Breathe and its subsidiaries;

(C)	as a result of or in connection with: (1) the contested election of directors, or; (2) a consolidation, merger, amalgamation, arrangement, reorganization or acquisition involving Breathe or any of its affiliates and another corporation or other entity, the current Board is no longer the majority of Board;

(D)	any person, entity or group of persons or entities acting jointly or in concert completes a formal takeover bid or tender offer (within the meaning of applicable securities laws) for the voting securities of Breathe; or

(E)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

For clarity, the definition of Change of Control herein excludes the IPO.

(ii)	“Good Reason” shall mean the occurrence, without the Executive’s written consent, of any of the following with respect to the Executive:

(A)	a material reduction in responsibilities, duties, upstream reporting relationship, or authority (except as a result of the Executive’s death, Disability or leave of absence);

(B)	a material reduction in the Executive’s Annual Base Salary (except where such reduction applies to all senior members of management); or

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

(C)	a material breach of this Agreement which includes allowing Executive to work remotely.

Notwithstanding the foregoing, Executive must give the Breathe Group written notice of any event or condition that would constitute Good Reason within thirty (30) days of the event or condition which would constitute Good Reason explaining the basis for asserting Good Reason in reasonable detail, and upon the receipt of such written notice the Breathe Group shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such 30-day period, any termination of employment by Executive for Good Reason must occur within thirty (30) days after the period for remedying such condition or event has expired.

5.4.	Termination by the Executive Without Good Reason Termination

If the Executive wishes to resign the Executive’s employment without Good Reason, the Executive shall provide sixty (60) days’ notice in writing to the Breathe Group. The Breathe Group may waive such notice in whole or in part and assign transitional duties or require the Executive to work at home or another location (acting reasonably) by paying the Executive’s regular compensation and benefits owed if Executive stayed employed during the sixty (60) day required notice period to the effective date of resignation as well as his Annual Bonus for the previous calendar year if not paid and owed to Executive if he had been employed during the entire sixty (60) day notice period. The Executive also agrees that such wavier or reassignment of duties and/or location by the Breathe Group will not constitute a termination of the Executive’s employment by the Breathe Group.

5.5.	Obligations of the Breathe Group upon Termination for Any Reason

(a)	Upon the termination of Executive’s employment for any reason:

(i)	the Corporation shall (in the timelines required by law pay (in the timelines required by law) to Executive in a lump sum (A) any Annual Base Salary that has accrued but is unpaid, and (B) any accrued but unused vacation, as of the termination date;

(ii)	the Breathe Group shall provide any vested plan benefits that by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as a Breathe Group employee in accordance with the terms of such plans). The Breathe Group shall also comply with its obligations under the Executive’s applicable equity agreements and plan documents and pay him any outstanding owed business expenses submitted within thirty (30) days after Executive’s last day of employment. Notwithstanding the following, the Breathe Group may, at its sole discretion, waive and/or provide an extension to any expiry period under the applicable plan and grant agreement, or other such extension of the Executive’s rights under the applicable plan and grant agreement, as applicable and at the Breathe Group’s sole discretion.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

(b)	For certainty, if the Executive’s employment is terminated for Cause, the Breathe Group will make no further payments to Executive other than those described in Section 5.5(a).

5.6.	Obligations of the Breathe Group upon Death, Disability, Termination Without Cause or for Good Reason

(a)	If the Executive’s employment is terminated because of death or Disability, without Cause or for Good Reason, Breathe Group shall provide the Executive with any Cash Bonus declared for the previous year, but not yet paid. Such bonus owed for a previous year will be paid in the normal course when other similarly situated executives receive their bonus payments.

(b)	For certainty, if the Executive’s employment is terminated because of death or Disability, the Breathe Group will make no further payments to Executive other than those described in Section 5.55.5(a) and 5.6(a).

5.7.	Effect of Termination on Other Positions with the Breathe Group

The Executive agrees that, upon cessation of the Executive’s employment for any reason whatsoever, the Executive shall be deemed to have immediately resigned any position that the Executive may have as an officer, director or employee of the Breathe Group together with any other office, position or directorship which the Executive may hold in any of the Breathe Group’s related entities. In such event, the Executive shall, at the request of the Breathe Group, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

5.8.	Return of Property

Upon any cessation of the Executive’s employment under this Agreement for any reason, or earlier if requested by the Breathe Group, and as a condition of the Breathe Group paying or providing the Executive any termination payments, benefits or entitlement required hereunder, the Executive will immediately deliver or cause to be delivered to the Breathe Group, and will not keep in their possession, recreate, or deliver to anyone else, any Breathe Group property, including, but not limited to, Confidential Information, Trade Secrets, all devices and equipment belonging to the Breathe Group (including computers, handheld electronic devices, telephone equipment, and other electronic devices), all tangible embodiments of the Intellectual Property (as defined in the Intellectual Property Assignment Agreement), all electronically stored information and passwords to access such property, Breathe Group credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section Schedule “A”1.Schedule “A”1.D of the Intellectual Property Assignment Agreement attached as Schedule “A”.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

5.9.	Confidentiality of Settlement

The Executive agrees that any amounts paid pursuant to this Article 5 shall remain confidential as between the Executive and Breathe Group, and shall not be disclosed by the Executive or the Breathe Group, other than as required by law or permitted by applicable regulatory whistleblowing legislation, to any person, persons, corporation, association or organization whatsoever with the exception of the Executive’s immediate family members or the Executive’s legal and financial advisors, and any government agency who requests same, and those in the Breathe Group and its legal and financial advisors who have a business need to know and in each case only in strictest confidence. Nothing herein prevents Executive from sharing this Agreement with the Board and employees of the Breathe Group who have a business reason to know.

5.10.	Release

Executive’s right to receive any payments under Section 5.3 of this Agreement is contingent upon and subject to Executive signing and delivering to the Breathe Group a general release of all claims against the Breathe Group and its affiliates in a form acceptable to the Breathe Group provided to the Executive on his last day of employment or as soon as reasonably practical thereafter (a “Release”), and allowing the Executive to have up to forty-five (45) days to review the Release from his last day of employment and seven (7) days to revoke same after execution of the Release (“Revocation Period”). For purposes of clarity, the Release will not contain additional restrictive covenant obligations than what is stated in this Agreement and Schedule A, nor will it require Executive to release his rights to vested benefits, vested equity and/or his rights to indemnification under the terms of applicable directors’ and officers’ liability insurance.

ARTICLE 6

GENERAL

6.1.	No Breach of Obligations to Others

The Executive acknowledges and represents to the Breathe Group that in carrying out the Executive’s duties and functions for the Breathe Group, the Executive has not and will not disclose to the Breathe Group any confidential information of any third party. The Executive acknowledges and represents to the Breathe Group that the Executive has not brought to the Breathe Group nor will the Executive use in the performance of the Executive’s duties and functions with the Breathe Group any confidential materials or property of any third party. The Executive further acknowledges and represents that the Executive is not a party to any agreement with or under any legal obligation to any third party that conflicts with any of the Executive’s obligations to the Breathe Group under this Agreement.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

6.2.	Entire Agreement

This Agreement, together with the documents referred to herein, including Schedule A and all required equity documents that the Executive needs to execute, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the Executive’s employment, and it cancels and replaces any and all prior understandings and agreements between the Executive and the Breathe Group, including the Prior Employment Agreement. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by the within Agreement.

6.3.	Forum Selection and Choice of Law

For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in the Commonwealth of Massachusetts and the courts of the Commonwealth of Massachusetts will have the exclusive jurisdiction to entertain any action arising under this Agreement. The Executive and the Breathe Group each hereby attorns to the jurisdiction of the courts of the Commonwealth of Massachusetts provided that nothing in this Agreement will prevent the Breathe Group from proceeding at its election against the Executive in the courts of any other province or country. The Executive and the Breathe Group agree that the law of the Commonwealth of Massachusetts will apply to the interpretation and enforcement of this Agreement.

6.4.	Notices

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by email (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

(a)	in the case of the Corporation:

c/o Breathe BioMedical Inc. (Canada)

191 Halifax Street

Moncton, New Brunswick, E1C 9R6

Attention: Jean Nadeau, Chair of the Board

E-mail: jean.nadeau@breathebiomedical.com

(b)	in the case of Breathe:

191 Halifax Street

Moncton, New Brunswick, E1C 9R6

Attention: Jean Nadeau, Chair of the Board

E-mail: jean.nadeau@breathebiomedical.com

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

(c)	in the case of the Executive:

[redacted]

[redacted], Massachusetts

Attention: Bill Dawes

E-mail: [redacted]

or to the last address of the Executive in the records of the Corporation or to such other address as the Parties may from time to time specify by notice in writing given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by email transmission or mailed as aforesaid, upon the date shown on the email confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

6.5.	Pre-Contractual Representation

The Executive hereby waives any right to assert any claim based on any pre-contractual representations, negligent or otherwise, made by the Breathe Group prior to executing this Agreement.

6.6.	Amendments Waivers

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

6.7.	Severability

If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

6.8.	Headings

The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

6.9.	Assignment

This Agreement, and the rights granted and the obligations incurred hereunder are not assignable, whether in whole or in part, by the Executive without the prior written consent to such effect of the Breathe Group. The Corporation or Breathe may assign this Agreement to any of their affiliates or subsidiaries or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation or Breathe. The Executive, by the Executive’s signature below, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “the Corporation” or “Breathe” herein shall include their respective successors.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

6.10.	Successors

This Agreement and all rights of the Executive hereunder shall enure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, heirs, executors, administrators and successors and shall enure to the benefit of and be binding upon the Breathe Group, and their successors and assigns.

6.11.	Currency

All references to dollar amounts in this Agreement refer to USA dollars, unless otherwise stated.

6.12.	Taxes and Deductions

All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Breathe Group may reasonably determine should be withheld pursuant to any applicable law or regulation.

6.13.	409A

If Section 409A of the Code is applicable to the payment of any benefits payable to the Executive upon termination of employment, such event triggering the payment of benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that Section 409A is applicable and the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the United States Tax Code (the “Code”) and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive at the time the Executive’s employment terminates), any benefits payable under Article 5 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6 shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective and the payment of the amounts described in Article 5 constitute non-qualified deferred compensation, the payment of which would result in penalties under Section 409A of the Code, then such payments shall be delayed until the business day following the six-month anniversary of the date his separation from service becomes effective, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the business day following the six-month anniversary of the date his separation from service becomes effective, the Executive shall be paid in a lump sum the aggregate value of the non-qualified deferred compensation that otherwise would have been paid to the Executive prior to that date under Article 5 of this Agreement. It is intended that each installment of the payments and benefits provided under Article 5 of this Agreement or elsewhere in this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Corporation nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

6.14.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6.15.	Independent Legal Advice

The Executive confirms that the Executive has had a reasonably opportunity to obtain independent legal advice regarding this Agreement and that the Executive is signing this Agreement freely and voluntarily with full understanding of its contents.

[Signature page follows]

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BREATHE BIOMEDICAL INC.
(Canada)

Per:	/s/ “Jean Nadeau”
Name:	Jean Nadeau
Title:	Chairman
I have authority to bind the corporation

BREATHE BIOMEDICAL INC.
(US)

Name:
Title:
I have authority to bind the corporation

THE EXECUTIVE

/s/ “William Dawes”
WILLIAM C. DAWES, JR.

Breathe BioMedical Inc. Employment Agreement – William C. Dawes	Executive’s Initials /s/ WD

SCHEDULE “A”

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “Agreement”) is made and entered into January 5, 2024 (the “Effective Date”) by William C. Dawes, Jr. (“Executive”) in favor of Breathe Biomedical Inc. (U.S.) (the “Corporation”) as a component and condition of the Executive’s employment with the Corporation pursuant to the Executive Employment Agreement dated the day of the year first noted above.

Capitalized terms used in this Agreement and not otherwise defined will have the meanings given to them in the Executive Employment Agreement.

1.	Ownership and Assignment of Intellectual Property

A.	Assignment of Intellectual Property. As between Executive and Corporation, the Corporation will exclusively own all right, title, and interest in and to any and all Intellectual Property (as defined in Appendix “A”). Executive hereby irrevocably assigns (and to the extent such assignment can only be made in the future, hereby agrees to assign) to Corporation all right, title and interest in and to the Intellectual Property. For clarity, this assignment includes a present conveyance to Corporation of all right, title and interest in and to any Intellectual Property contributed to or created by Executive before the Effective Date. Executive agrees to promptly make full written disclosure to Corporation of any Intellectual Property, and to deliver fully to Corporation. Executive agrees that this assignment includes a present conveyance to Corporation of ownership of Intellectual Property rights that are not yet in existence. No copies, summaries or other reproductions of any Intellectual Property shall be made by Executive (other than as is necessary in Executive’s performance of obligations during his/her employment) without Corporation’s prior written consent.

B.	Exclusive License and Waiver. To the extent any Intellectual Property cannot be assigned to Corporation under Section 1.A above for any reason whatsoever, Executive hereby grants to Corporation a worldwide, irrevocable, perpetual, exclusive, royalty-free, and transferable license to use, with the right to sublicense, and to exploit, in any manner whatsoever, any such Intellectual Property. For clarity, this license is exclusive to Corporation and Executive shall have no right to use, sublicense or exploit such Intellectual Property in any manner whatsoever, and hereby waives any rights in any such Intellectual Property, including but not limited to Moral Rights or similar rights, and waives any rights to use, sublicense or exploit such Intellectual Property in any manner whatsoever.

C.	Moral Rights. The assignment to Corporation of Intellectual Property includes Moral Rights (as defined in Appendix “A”). To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights against Corporation and its assignees.

D.	Further Assurances. Executive agrees to assist Corporation, or its designee, at Corporation’s expense, in every proper way to secure Corporation’s rights in the Intellectual Property in any and all countries, including the disclosure to Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, powers of attorney and all other instruments or documents that Corporation shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, enforce, and protect such rights, and in order to deliver, assign and convey to Corporation, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Intellectual Property, and testifying in a suit or other proceeding relating to such Intellectual Property. Executive further agrees that their obligations under this Section 1.D. shall survive and continue after termination or expiry of employment with Corporation.

E.	Third Party Intellectual Property. Executive represents and warrants that any Intellectual Property assigned under Section 1.A has not used or incorporated any confidential information or property, including without limitation, intellectual property, belonging to any third party and does not infringe any rights of any person, including without limitation intellectual property rights. Executive represents and warrants that he will not incorporate or use any confidential information or property, including without limitation, intellectual property, belonging to any third party in any future Intellectual Property, without the prior written consent of Corporation.

F.	Prior Inventions. Executive understand that the Intellectual Property assigned under Section 1.A does not include any Prior Intellectual Property (as defined in Appendix “A”). If, during Executive’s employment, Corporation permits Executive or others to incorporate into a Corporation Intellectual Property a Prior Intellectual Property, Corporation is hereby granted and shall have an exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license to make, have made, modify, improve, use, make derivative works, sublicense, distribute, offer to sell, and sell such Prior Intellectual Property as part of or in connection with such Intellectual Property.

G.	No Challenge. Executive shall not take any steps to assert, register or otherwise acquire any rights in the Intellectual Property in any jurisdiction whatsoever.

2.	Miscellaneous

A.	Governing Law. This Agreement will be governed and interpreted in accordance with the laws of Commonwealth of Massachusetts and U.S. federal law.

B.	Injunctive Relief and Lawyers’ Fees. Executive understands and agrees that Corporation will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations in this Agreement and that monetary damages will be inadequate to compensate Corporation for such breach. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of this Agreement, Corporation, in addition to and not in limitation of any other rights, remedies, or damages available to Corporation at law or in equity, shall be entitled to a an interim, interlocutory and/or permanent injunction, without the necessity of posting of security, and the equivalent of the foregoing in jurisdictions outside of Corporation if applicable, in order to prevent or to restrain any such breach by Executive, or by any or all of Executive’s partners, employers, employees, contractors, servants, agents, representatives, and any and all persons directly or indirectly acting for, on behalf of, or with Executive. Notwithstanding any agreement to arbitrate any and all disputes between the parties in any employment agreement, neither party waives the right to seek, from a court of competent jurisdiction, such injunctive relief in cases in which such injunctive relief would otherwise be authorized by law. The prevailing party in any legal action relating to or arising out of this Agreement shall be entitled to recover its reasonable lawyers’ fees and costs.

C.	Assignability. This Agreement will be binding upon Executive’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of Corporation, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated. Notwithstanding anything to the contrary herein, Corporation may assign this Agreement and its rights and obligations under this Agreement without Executive’s consent.

D.	Entire Agreement. This Agreement, together with the Appendices herein and the Executive Employment Agreement and all agreements referenced therein (collectively, the “Employment Documents”), to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between Corporation and Executive with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between Corporation and Executive, including, but not limited to, any representations made during interview(s) or relocation negotiations. If any conflict exists between this Agreement and any other Employment Document, this Agreement shall control. Executive represents and warrants that Executive is not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in Executive’s duties or compensation will not affect the validity or scope of this Agreement.

E.	Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

F.	Severability. If a court or other body of competent jurisdiction finds, or the parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

G.	Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by a duly authorized officer of Corporation and Executive. Waiver by Corporation of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

H.	Survivorship. The rights and obligations of the parties to this Agreement will survive termination of any Employment Document and Executive’s employment with Corporation.

IN WITNESS WHEREOF, Executive has executed this Agreement as of the Effective Date

By:	/s/ “William Dawes”
William Dawes
Print Name:	William Dawes

Acknowledged AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:

BREATHE BIOMEDICAL INC. (US)

By:

Name:

Title:

APPENDIX “A”

“Intellectual Property” means all (i) patents, inventions, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions, developments, trade secrets, know-how, methods, processes, designs, technology, technical data, schematics, formulae and client lists, and documentation relating to any of the foregoing; (iii) works of authorship, copyrights, copyright registrations and applications for copyright registration; (iv) designs, industrial designs, design registrations, design registration applications and integrated circuit topographies; (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trademarks, trademark registrations, trademark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vi) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and (vii) any other intellectual, industrial or proprietary property and all moral rights, title and interest therein, anywhere in the world and whether registered or unregistered or protected or protectable under intellectual property laws, which the Executive has previously invented, discovered, conceived, developed, reduced to practice, created or otherwise contributed to, or which the Executive may invent, discover, conceive, develop, reduce to practice, create or otherwise contribute to, or has caused or may cause to be invented, discovered, conceived, developed, reduced to practice, created or otherwise contributed to, in each case solely or jointly with others, (i) during the period of time the Executive is in the employ of the Corporation, , (ii) while using the Corporation’s Confidential Information, materials or equipment, or on the Corporation’s premise, or (iii) which in any way relates to or may be useful in connection with the business of Corporation. For clarity, Intellectual Property includes all of the aforementioned which the Executive invented, discovered, conceived, developed, reduced to practice, created or otherwise contributed to prior to the Effective Date.

“Moral Rights” means all rights of attribution, association, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like.

“Prior Intellectual Property” means intellectual property including inventions, original works of authorship, developments, improvements, and trade secrets conceived, discovered, created, authored, invented, developed or reduced to practice by Executive, solely or in collaboration with others, (i) prior to Executive’s employment with Corporation, (ii) which was not invented, discovered, conceived, developed, reduced to practice, created or otherwise contributed to using the Confidential Information of the Corporation, or any of the Corporation’s materials or equipment or on the Corporation’s premise; and (iii) which does not in any way relate to, and is not useful in connection with the business or Corporation.